Exhibit 99.1

Armstrong World Industries Names Jessica Cicali Senior
Vice President, General Counsel & Secretary

LANCASTER, Pa., Feb. 20, 2026 – Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, announced today that Jessica M. Cicali will join AWI as senior vice president, General Counsel & secretary effective April 1. In addition to legal affairs, Cicali will lead the company’s sustainability and government relations efforts.

Cicali joins Armstrong with over twenty years of legal, compliance, regulatory and business partnership expertise, developed through her work with global manufacturing, infrastructure, and technology companies. Most recently she served as Executive Vice President, Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary for S&B USA, the American division of Shikun & Binui Ltd., an international, publicly traded infrastructure company headquartered in Israel. Previously, she held positions of increasing responsibility at Cardone Industries, Inc., including General Counsel and Chief Administrative Officer, which integrated the Chief Legal Officer and Chief People Officer functions.

“Jessica brings a critical combination of experiences and skills to Armstrong that will continue to strengthen the enabling role that our legal, government relations and sustainability teams play in driving success for our company,” said incoming President and CEO Mark Hershey. “She is a proven, highly engaged, collaborative, and strategic business partner and advisor, with deep experience in negotiating commercial transactions, navigating complex business, legal and regulatory challenges and managing effective government affairs. I am excited to welcome her to our executive leadership team.”

Cicali earned a Juris Doctor from Temple University’s Beasley School of Law and graduated magna cum laude from Immaculata University with a Bachelor of Arts in business management and organizational dynamics.

About Armstrong

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 165 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.4 billion in revenue in 2024, AWI has approximately 4,000 employees and a manufacturing network of 24 facilities, plus seven facilities dedicated to its WAVE joint venture.

Contact
Theresa Womble, tlwomble@armstrong.com or (717) 396-6354